Exhibit 99.3
Corporate Coverage
*NOTE: Below is a brief representative sample of the coverage we’re seeing in response to yesterday’s announcement: “CDW Agrees to be Acquired by Madison Dearborn Partners, LLC”

Wall Street Journal	May 30, 2007
Title: CDW to Be Acquired for $7.3 Billion
Source: See attached Word doc. for full-text, or:
Online — Subscription required: http://online.wsj.com/article/SB118048036711717802-search.html?KEYWORDS=CDW&COLLECTION=wsjie/6month
Summary: Madison Dearborn, of Chicago, agreed to acquire CDW for about $7.3 billion, or $87.75 a share. The purchase price represents a 16% premium to CDW’s closing stock price of $75.56 a share Friday.

New York Times	May 30, 2007
Title: Equity Firm to Acquire Net Retailer
Source: See attached Word doc. for full-text, or:
Online — Registration required:
http://www.nytimes.com/2007/05/30/technology/30deal.html?_r=1&oref=slogin
Summary: CDW Corporation, a leading computer reseller, said yesterday that it had agreed to sell itself to Madison Dearborn Partners for $7.3 billion in cash, the latest big acquisition by a private equity firm.

Bloomberg	May 30, 2007
Title: Madison Dearborn Agrees to Buy CDW for $7.3 Billion (Update3)
Source: See attached for full-text or:
Online: http://www.bloomberg.com/apps/news?pid=newsarchive&sid=af3QufOAt52I#
Summary: Madison Dearborn Partners LLC, the manager of a $6.5 billion leveraged buyout fund, agreed to buy CDW Corp. for about $7.3 billion.

Chicago Tribune	May 30, 2007
Title: CDW to go private in $7.3 billion deal
Source: See attached PDF for full-text, or:
Online — Registration required: http://www.chicagotribune.com/business/chi-wed_cdw_0530may30,1,6826110.story
Summary: CDW Corp. of Vernon Hills, a leading reseller of computer equipment, said Tuesday it agreed to be sold to Chicago-based Madison Dearborn Partners LLC for $7.3 billion, a deal that takes CDW private and values its shares at a 16 percent premium.

Daily Herald	May 30, 2007
Title: CDW agrees to $7.3 billion buyout
Source: See attached Word doc. for full-text, or:
Online — Registration required: http://www.dailyherald.com/search/searchstory.asp?id=317843
Summary: CDW Corp. on Tuesday announced that the distributor of hardware, software and technology accessories has agreed to be acquired by a private equity company in a $7.3 billion deal.

Chicago Sun-Times	May 29, 2007
Title: CDW agrees to acquisition by Madison Dearborn for $7.3 bil.
Source: See attached Word doc. for full-text, or:
Online: http://www.suntimes.com/business/405034,cdw052907.article
Summary: CDW Corp. on Tuesday announced that the distributor of hardware, software and technology accessories has agreed to be acquired by a private equity company in a $7.3 billion deal.

CDW to Be Acquired for $7.3 Billion
Chris Lawton
May 30, 2007
Continuing the resurgence of technology retailers in a complex market, CDW Corp. late yesterday said it agreed to be acquired by Chicago buyout firm Madison Dearborn Partners LLC.
Madison Dearborn, of Chicago, agreed to acquire CDW for about $7.3 billion, or $87.75 a share. The purchase price represents a 16% premium to CDW’s closing stock price of $75.56 a share Friday. CDW shares were up $7.55, or 10%, at $83.11 yesterday in 4 p.m. Nasdaq Stock Market composite trading.
CDW said its board has approved the deal and said it will urge shareholders to approve the acquisition, which is expected to close near the end of the third quarter or early in the fourth quarter.
Before approving the agreement, CDW said its board conducted an auction process in which a number of potential bidders participated. Under the agreement, CDW will solicit proposals from third parties during the next 30 days, with the assistance of its financial adviser, Morgan Stanley, a move common in private-equity deals. J.P. Morgan Chase & Co.’s J.P Morgan Securities Inc. and Lehman Brothers Holdings Inc. advised Madison Dearborn.
CDW is one of the country’s largest resellers of computers, software and related equipment, primarily for large corporations and the government. Founded in 1984, CDW reported net income of $266.1 million on sales of $6.79 billion last year.
The Vernon Hills, Ill., company and others have benefited from a trend in which technology makers such as Hewlett-Packard Co. and Dell Inc. are turning to resellers. Dell Founder Michael Dell has said working more with resellers was an important expansion opportunity for the Round Rock, Texas, personal-computer company.
That approach has become more effective than selling directly to customers because resellers are able to cobble together technology from various manufacturers to help fit customers’ specific needs.
CDW shares have moved up more than 20% since the beginning of April, and posted a significant gain after reporting a 23% daily sales increase in mid-May. Friday, its shares traded at $75.56 each, about $4 shy of its 52-week high. A CDW spokesman wasn’t immediately available to comment. A spokesperson for Madison Dearborn Partners couldn’t immediately be reached.
Martin Reynolds, vice president at research firm Gartner Inc., said Madison Dearborn’s purchase of CDW could relieve other retailers in the industry of pricing pressure, since private-equity firms generally want to eke out as much profit from their purchases as possible.

May 30, 2007
Equity Firm to Acquire Net Retailer
By JAD MOUAWAD
The CDW Corporation, a leading online computer reseller, said yesterday that it had agreed to sell itself to Madison Dearborn Partners for $7.3 billion in cash, the latest big acquisition by a private equity firm.
Shareholders of CDW will receive $87.75 in cash for each share they own, a premium of about 16 percent over the company’s share price on May 25, when speculation about the buyout surfaced.
After reports yesterday that a deal was imminent, shares of CDW, which had risen more than a third in the last two months, jumped to their highest since September 2000. The stock closed up nearly 10 percent, at $83.11, on Nasdaq.
Traditional retailers like Comp- USA and Circuit City have struggled to compete against cheaper online resellers like CDW, shutting hundreds of stores and seeking customers online.
CDW is one of the largest resellers of computers, software and related equipment, principally for midsize corporations. It also has a unit for Apple products and serves retail customers through print and online catalogs.
Founded in 1984, CDW has since expanded into a business with $6.8 billion in sales last year and 5,640 employees. It has developed a reputation for strong customer support along with its online sales of computer and technology equipment by Hewlett-Packard, Lenovo and others.
“What the aggressive valuation proves is that the CDW model works, and there is more growth potential for CDW over the next three to five years,” said Samir Bhavnani, research director at Current Analysis West, a consulting firm based in San Diego that tracks the technology industry.

In recent months, private equity funds have been at the forefront of a frenzy of acquisitions, including a $27.5 billion deal for Alltel; $7.4 billion for Chrysler; and a record $45 billion for the Texas energy giant TXU. A fifth of global deals last year involved private equity funds.
The acquisition was approved by CDW’s board, which conducted an auction with a number of bidders, according to the company’s news release.
The sale “provides a compelling opportunity to immediately maximize value for our shareholders,” John A. Edwardson, CDW’s chairman and chief executive officer, said in the release.
The company and its adviser, Morgan Stanley, said they would still “actively solicit proposals” from third parties during the next 30 days.
The company’s founder, Michael Krasny, had the idea of starting a resale computer business in the early 1980s when he sold his used I.B.M. computer with a three-line, $3 classified ad that he wrote in his kitchen, according to the company’s Web site. Mr. Krasny, who was 28 then, still controls about 22 percent of the company’s outstanding shares and has agreed to vote in favor of the merger.
“Like Apple or H.P., which started in a garage, CDW is one of these real rags-to-riches kind of success stories,” said Mr. Bhavnani.
Benjamin D. Chereskin, a managing director for Madison Dearborn, said his company would preserve CDW’s “unique co-worker and customer-focused culture.”
The transaction, which requires the approval of regulators and CDW shareholders, is expected to be completed by the beginning of the fourth quarter this year.
Morgan Stanley was CDW’s financial adviser. JPMorgan Securities and Lehman Brothers served as advisers to Madison Dearborn.

Madison Dearborn Agrees to Buy CDW for $7.3 Billion (Update3)
By Justin Baer and Amy Thomson
May 30 (Bloomberg) — Madison Dearborn Partners LLC, the manager of a $6.5 billion leveraged buyout fund, agreed to buy CDW Corp. for about $7.3 billion to tap cash flow generated by the computer reseller.
Investors will receive $87.75 a share in cash, Vernon Hills, Illinois-based CDW said yesterday. That’s 16 percent more than the closing price May 25, before buyout speculation surfaced. CDW was started over a kitchen table more than 20 years ago.
The purchase gives Chicago-based Madison Dearborn a company with growing profit margins as customers reduce the number of suppliers. CDW’s sales may rise 16 percent this year, double the 2006 rate, according to analyst estimates compiled by Bloomberg. The deal comes two weeks after computer and database services provider Acxiom Corp. agreed to be bought by Silver Lake Partners and ValueAct Capital Partners LP for about $2.24 billion.
“It has a steady cash flow stream, no debt, a pristine balance sheet and a good management team,” Morningstar analyst Andrew Golomb, who doesn’t own the shares, said in an interview. “It’s a company that has been the target of a lot of private equity firms for some time.”
Shares of CDW, which sells computers and software to businesses and governments, advanced $2.77, or 3.3 percent, to $85.88 at 10:07 a.m. New York time in Nasdaq Stock Market trading. CDW, with a market value of $6.6 billion based on yesterday’s closing price, plans to solicit more bids in the next 30 days.
Before approving the agreement, CDW’s board conducted an auction with potential bidders, according to the statement.
Kitchen Table
Founder Michael Krasny started the company at his kitchen table by selling his own used computer, according to CDW’s Web site. The company now employs 5,640 people. The largest shareholder, he controls about 22 percent of outstanding stock and is in favor of the deal. The purchase may close near the end of the third quarter or early in the fourth quarter, CDW said.
CDW had $351.6 million in cash at the end of last year. The company’s 2006 profit slipped 2.2 percent to $266 million because of legal expenses, while sales rose 7.8 percent to $6.8 billion.
Chief Executive Officer John Edwardson has reorganized CDW by adding more salespeople, opening a new facility in Nevada and purchasing Berbee

Information Networks Corp. to expand in areas such as health care. Average daily sales jumped 29 percent in April from the same month a year earlier, CDW said in May.
“They have really shown their ability to drive sales without forsaking profit,” Golomb said. “There’s no reason to mess with a good thing. As a whole, I don’t think you’re going to see a lot of major changes.”
CDW’s operating margin, or income as a percentage of sales, widened to 6.3 percent in the first quarter from 5.9 percent a year earlier. CDW competes against Ingram Micro Inc., Tech Data Corp. and Arrow Electronics Inc. in reselling computers and equipment, an industry where profit margins are often smaller than other sectors of technology.
The company received an unsolicited offer at the beginning of this year that prompted a review of potential bidders, and Madison Dearborn offered the most, Edwardson said in a conference call today. CDW will hold a special shareholder meeting to discuss the acquisition.
The newly private company will keep the same long-term strategies and goals, Edwardson said in the call.
Buyout Wave
Buyout firms globally have engaged in 954 deals this year valued at $432.5 billion, according to Bloomberg data, following last year’s record $701.5 billion.
Madison Dearborn’s $6.5 billion buyout fund is the fifth private-equity pool it’s raised since the firm’s founding in 1992. Its investments have included XM Satellite Radio Holdings Inc., the pay-radio service that’s trying to combine with competitor Sirius Satellite Radio Inc. Madison Dearborn also participated in the buyout of Cinemark Holdings Inc., the movie-theater chain that sold shares to the public earlier this year.
Morgan Stanley advised CDW, and Sidley Austin LLP is legal counsel. J.P. Morgan Securities Inc. and Lehman Brothers advised Madison Dearborn, as did law firm Kirkland & Ellis LLP.
(CDW started a conference call at 9 a.m. New York time. To listen, dial +1-800-685-9697 or +1-847-619-6797.)
To contact the reporters on this story: Justin Baer in New York at jbaer1@bloomberg.net; Amy Thomson in New York at athomson6@bloomberg.net
Last Updated: May 30, 2007 10:14 EDT

CDW agrees to $7.3 billion buyout
Associated Press
Posted Wednesday, May 30, 2007
CDW Corp. on Tuesday announced that the distributor of hardware, software and technology accessories has agreed to be acquired by a private equity company in a $7.3 billion deal.
Under the agreement with Chicago’s Madison Dearborn Partners LLC, CDW shareholders will receive $87.75 in cash for each share of common stock, CDW said in a news release issued after the close of business.
CDW said that is a 16.1 percent premium over the Vernon Hills-based company’s $75.56 closing share price Friday and a premium of approximately 31.4 percent over the average closing share price during the previous 90 trading days.
John A. Edwardson, CDW’s chairman and chief executive officer, said in the release that the buyout represents a new chapter for the company.
“We are pleased to partner with the world-class investment firm of MDP, whose investment goals are closely aligned with our strategy and long-term objectives,” he said.
Messages seeking further comment were left for CDW Tuesday evening and attempts to reach Madison Dearborn Partners were not successful. Messages left for both before the announcement were not returned Tuesday.
The acquisition is expected to be completed by early in the fourth quarter of this year.
The profile of a buyout target usually involves a troubled company with floundering finances and a management team under fire. However, CDW Corp. doesn’t fit that profile.
The computer equipment re-seller has reported double-digit growth during its first quarter, boosted by ongoing, hot-selling mobility products, including notebooks.
Sales continue to be good. The sales staff has been restructured and is hiring. Its acquisition of Berbee Information Networks Corp. has been completed and a new distribution center in Las Vegas has been picking up steam.
Analysts said Tuesday CDW has much to offer, such as managers with longevity, including founder and chairman emeritus Michael Krasny, a major shareholder. The company also offers a clean balance sheet with a lean operation.
“It would be a great opportunity,” said Andrew Golomb, analyst with Morningstar Inc. “I’m surprised this didn’t happen sooner. But I think some firms wanted to wait to see how the Berbee acquisition went and the realignment of the sales staff. And Dearborn is a strong firm and has the wherewithal to get such a deal done.”

The 23-year-old CDW buys computers and related equipment from such manufacturers as Hewlett-Packard Co., IBM Corp. and Apple Computer Inc. and markets them to small and mid-size businesses, governments and school systems, customizing the products and offering other services.
Last year, CDW earned $266.1 million on sales of $6.8 billion. The stock, which has traded as low as $50.28 in the past 52 weeks, topped its previous 52-week high of $79.71.
dailyherald.com

CDW agrees to acquisition by Madison Dearborn for $7.3 bil.
(http://www.suntimes.com/business/405034,cdw052907.article)
May 29, 2007
BY ASSOCIATED PRESS
CDW Corp. on Tuesday announced that the distributor of hardware, software and technology accessories has agreed to be acquired by a private equity company in a $7.3 billion deal.
Under the agreement with Chicago’s Madison Dearborn Partners LLC, CDW shareholders will receive $87.75 in cash for each share of common stock, CDW said in a news release issued after the close of business.
CDW said that’s a 16.1 percent premium over the Vernon Hills-based company’s $75.56 closing share price Friday and a premium of approximately 31.4 percent over the average closing share price during the previous 90 trading days.
Earlier Tuesday, CDW’s shares rose to $83.11, a seven-year high, after The Wall Street Journal reported it was in talks to be acquired.